Exhibit 99.1

NOBLE ACQUIRES PULLMAN INDUSTRIES

NOBLE EXPANDS STRUCTURAL TUBE PRODUCT LINE AND CAPABILITIES

NOBLE PROVIDES 2007 EPS GUIDANCE OF $1.50

WARREN, MI – OCTOBER 12, 2006 – Noble International, Ltd. (“Noble” or the “Company”) (NASDAQ: NOBL) announced it has acquired the stock of Pullman Industries, Inc. (“Pullman”), a leading manufacturer of tubular and shaped structures using roll forming and other processes, primarily for the automotive industry. Pullman is headquartered in Troy, Michigan, and operates four manufacturing facilities in the United States and two in Mexico. The purchase price was approximately $120 million including the assumption of debt and deferred consideration. The purchase price represents a multiple of 4x Pullman’s projected 2007 earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $30 million.

TUBES AND LASER WELDING TOGETHER WILL ENHANCE VEHICLE DESIGN

Pullman’s product line consists primarily of structural, impact and trim roll-formed components for automotive applications. Noble views Pullman’s expertise as an “enabling technology” that allows the Company to create more advanced tubular, shaped and enclosed formed structures to meet the future needs of the automotive industry. Combining roll forming and laser welding allows the Company to create more complex, finished impact and structural products, improving safety in more parts of the vehicle. This is particularly important as the need to produce safer and lighter vehicles gains momentum in the automotive industry. Both laser welding and roll forming offer similar advantages over costly, traditional stamping methods, including more efficient processing, better material utilization and lower total cost. The combination significantly reinforces Noble’s 21st Century Auto Body SolutionsSM strategy.

Pullman’s current product line includes impact beams, sills, cross members, bumpers, load floors, plus door and window components. Pullman’s leadership as an innovator is demonstrated by its 17 patents and 23 patents pending, with a developmental emphasis on advanced high-strength steel applications. Both Noble and Pullman share a common focus on research and development in an effort to capture more of the value chain for vehicle structures. Both laser-welded and roll-formed structures offer superior product performance, higher profitability and lower cost versus older, competing technologies, with even greater advantages if the advanced processes are combined. By combining the research and development efforts of Noble and Pullman, Noble can more rapidly commercialize tubular structural applications for components such as pillars, cross members, side sills and roof rails to improve rollover and side-impact protection. Management also believes increased adoption of these applications will lead to an acceleration of the use and benefits of the tubular space frame architecture.

NOBLE’S CEO COMMENTS ON BENEFITS OF THE PULLMAN ACQUISITION

Noble’s Chief Executive Officer, Thomas L. Saeli, commented on the acquisition, “Acquiring Pullman means Noble can offer a wider range of technologies and higher value solutions to our customers than ever before. Both Noble and Pullman are industry leaders in their product categories, laser welding and tubular, shaped and enclosed formed structural products, respectively. Combining Noble’s laser welding expertise with Pullman’s innovative roll forming capabilities enables us to drive 21st Century Auto Body SolutionsSM into more vehicles and new geographic markets. Our collective design and product development capabilities support the industry’s move toward tubular structures that we believe are needed to meet regulatory requirements and customer demand for greater safety, yet lighter and more fuel-efficient vehicles.”

Mr. Saeli continued his comments, stating, “We believe that expanding our share of the value chain in advanced vehicle structures is critical to our continuing success. This acquisition allows us to increase the types of solutions we can offer automakers compared to where we are today. We have previously identified tubular structural products as an important area of growth for Noble, and Pullman provides us with an immediate leadership position.”

“Pullman gives us additional low labor cost manufacturing capacity with two facilities in Mexico, as well as customer diversification through important business relationships with Nissan and VW. Pullman’s office furniture operations will also provide us the opportunity to apply our laser-welded blank technology to industries outside of automotive, something that we have talked about frequently in the past.”

“Noble expects automakers to seek out suppliers with innovative technology and high quality who can deliver structural modules and systems for vehicles worldwide. Expanding our reach into new areas of the vehicle structure as well as new markets worldwide is a major goal of combining our two industry-leading companies. In our view, combining Noble and Pullman is the right move for the industry, consumers, and most importantly, our shareholders.”

NOBLE INCREASES SIZE OF CREDIT FACILITY

In connection with the Pullman acquisition, Noble has increased its bank credit facilities. Noble entered into an agreement for a five-year credit facility incorporating a $70 million term loan and a $40 million revolving line of credit. Borrowings under this facility are being used to fund a portion of the acquisition. Management estimates that by the end of 2007, its ratio of total senior debt to projected EBITDA should be in the range of 1.0 to 1.2x.

NOBLE PURCHASES SET PREFERRED STOCK

Noble has purchased Sumitomo Corporation and Sumitomo Corporation of America’s (collectively “Sumitomo”) investment of preferred stock in SET Enterprises, Inc. (“SET”) for $2.0 million. Noble’s agreement to purchase Sumitomo’s investment follows a comprehensive financial restructuring of SET that put in place new bank financing and strengthened its balance sheet, resulting in a positive net worth in excess of $25 million. As part of the agreement, Noble will provide to SET certain support services. SET is a certified Minority Business Enterprise and currently supplies component blanks to Noble. Noble will account for the investment under the equity method of accounting.

Steven A. Prue, Noble’s President, stated, “Formalizing our ties with SET allows us to expand our presence within the value chain for laser-welded structures. As we develop more complex structures for future products, we believe having a closer partnership with a critical supplier will prove to be an important competitive advantage to Noble.”

SUBORDINATED CONVERTIBLE NOTES

In the third quarter, Noble voluntarily redeemed $7.5 million of its 4% convertible subordinated notes (“Notes”). Early in the fourth quarter, the Company agreed to amended terms with the holders of the remaining $32.5 million of the Notes. The amended convertible subordinated notes (“Amended Notes”) have a five-year maturity and pay 6% interest semi-annually. The Amended Notes are convertible into common stock at $18.50 per share. The conversion price resets to 125% of the 45-day trailing average closing price as of July 1, 2007.

FINANCIAL GUIDANCE UPDATE

Noble expects the acquisition of Pullman to add $200 - $215 million in revenue for 2007. Total revenue for 2007 is expected to be approximately $690 million, with EBITDA of approximately $75 million. Projected 2007 EBITDA is expected to more than double compared to Noble’s estimated 2006 EBITDA of $32 million. Management projects 2007 earnings of approximately $22 million, an increase of 70% over expected 2006 earnings of approximately $13 million. For 2007, the Company projects diluted EPS of approximately $1.50.

The Company expects to review its organizational structure following the Pullman acquisition to determine the best way to combine our two companies. Management has reduced its estimates for revenue and earnings for 2006 due to various transaction and financing-related costs, expected integration expenses and the impact of lower vehicle production.

Revenue for 2006 is projected to be in the range of $400 - $410 million excluding sales from Pullman, below previous estimates due to lower than projected vehicle production. Noble expects full-year 2006 earnings in the range of $0.90 - $0.95 per diluted share. Due to integration and transaction costs, management does not expect Pullman to contribute to 2006 earnings.

CONFERENCE CALL ANNOUNCEMENT

Noble plans to host a conference call to discuss the Pullman acquisition and operating expectations for the remainder of 2006 and 2007, Friday, October 13, 2006 at 10 AM EDT. The dial-in number for the call is 800-632-2975 or 973-935-8755. The conference ID number is 7936061. A digital replay of the call will be available through October 20, 2006 by dialing 877-519-4471 or 973-341-3080 and entering the conference ID number.

Noble will post an investor presentation highlighting the Pullman acquisition on its website, www.nobleintl.com, prior to the conference call. Additional information regarding Pullman can be found on its website at www.pullmanind.com.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “EBITDA” (a non-GAAP financial measure). EBITDA represents earnings from continuing operations before income tax, plus interest expense, depreciation and amortization.

EBITDA is not presented as, and should not be considered an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but are presented because they are widely accepted financial indicators of a company’s ability to incur and service debt. While widely used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily an accurate means of comparison and may not be comparable to similarly titled measures disclosed by other companies.

Management believes that EBITDA is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses EBITDA for planning and forecasting in future periods.

For a reconciliation of EBITDA to net income from continuing operations, see the attached financial information and supplemental data.

SAFE HARBOR STATEMENT

Certain statements made by Noble International, Ltd. in this and other periodic oral and written statements, including filings with the Securities and Exchange Commission, may be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all, of the risks include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company’s goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble’s public filings with the Securities and Exchange Commission. Noble does not intend or undertake any obligation to update any forward-looking statements.

For more information contact:

Greg Salchow

Noble International, Ltd.

(586) 751-5600